Exhibit 99.1

Cornerstone  Bancshares,  Inc. Announces 2nd Quarter 2003
Financial Results July 18, 2003
Sunday, July 20, 2003 9:00 AM
- PR Newswire

HIXSON, Tenn., Jul 20, 2003 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. saw its 2nd quarter earnings surge to $500 thousand or $.40 a share for the second quarter and $902 thousand year to date or $.73 a share. Due to these results the company is adjusting its earning guidance from $1.30 per share to $1.45 per share for 2003 and is very optimistic about future earnings growth. The Bank experienced continued exceptional loan growth as the loan portfolio finished the quarter with an average 2nd quarter balance of $136 million, up 34.2% over the same period in 2002 and surpassed the Bank's budgeted loan growth for 2003. The loan growth was concentrated in the business sector as more and more Chattanooga customers became disenchanted with their existing banking relationships and searched out a Chattanooga community bank. Asset growth followed in line with loan growth as the Bank averaged $175 million in assets for the 2nd quarter of 2003 up from $139 million during the 2nd quarter of 2002, an increase of 25.4%. Earning assets for the Bank increased 28.4% in comparison to the 2nd quarter of 2002 driving the average earning asset ratio up to 93.6% well above the peer bank average. On the horizon the Bank is in the final stages of completing the drawings for our new Ooltewah Branch and will commence the construction during the 3rd quarter of 2003 and expects the branch to open during the first quarter of 2004.

The asset quality remained at the superior level during the first half of 2003 as non-performing loans as a percentage of average total loans dropped to 0.00% while past due loans as a percentage of total loans dropped to 0.15%. The Bank recovered more loans than it charged off for the quarter and as a result was able to maintain a 1.30% allowance for loan losses with a relatively small provision to the loan loss allowance even with the large loan growth.

Cornerstone Bancshares Inc. 2nd quarter 2003 earnings of $500 thousand represents an 82.7% increase over the 2nd quarter in 2002 earnings of $274 thousand. Earnings per share for the 2nd quarter 2003 was $0.40 compared to $0.22 per share for the 2nd quarter of 2002. Cornerstone is confident this earnings growth will continue throughout 2003 and anticipates earnings per share to grow to $1.45 a share, an increase of 67% over 2002.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 4 branches and $180 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of June 30, 2003
(in thousands)

                           Three Months                Year-to-Date
                          Ending Jun 30      %        Ending Jun 30      %
EARNINGS SUMMARY         2003       2002  Change     2003      2002   Change
Interest income       $ 2,804    $ 2,357  18.95%  $ 5,444   $ 4,653   17.00%
Interest expense          805        804   0.22%    1,617     1,674   -3.39%
Net interest
 income                 1,999      1,554  28.63%    3,827     2,979   28.45%
Provision for loan
 loss                      50        155 -67.74%      155       270  -42.59%
Net interest income
 after provision        1,949      1,399  39.31%    3,672     2,709   35.53%
Noninterest income        289        257  12.52%      575       481   19.46%
Noninterest
 expense                1,425      1,201  18.66%    2,779     2,382   16.67%
Pretax income             813        455  78.67%    1,467       808   81.57%
Income taxes              313        181  72.65%      565       321   76.06%
Net income            $   500    $   274  82.65%  $   902   $   487   85.20%

Earnings per
 common share         $  0.40    $  0.22          $  0.73   $  0.40
Weighted average
 common shares
 outstanding        1,243,167  1,233,167        1,235,667 1,233,167



                          Three Months                Year-to-Date
AVERAGE BALANCE           Ending Jun 30      %       Ending Jun 30       %
SHEET SUMMARY           2003       2002   Change    2003      2002    Change
Loans, net of
 unearned
 income              $136,473   $101,669  34.23% $131,848  $102,969   28.05%
Investment securities
 & Other               27,214     25,857   5.25%   26,971    24,050   12.15%
Earning assets        163,687    127,527  28.36%  158,819   127,019   25.04%
Total assets          174,879    139,438  25.42%  169,867   138,631   22.53%
Noninterest
 bearing deposits      17,091     13,504  26.56%   16,790    13,180   27.39%
Interest bearing
 transaction
 deposits              48,896     39,158  24.87%   46,565    37,898   22.87%
Certificates of
 deposit               69,345     62,640  10.71%   70,450    64,117    9.88%
Total deposits        135,333    115,302  17.37%  133,805   115,195   16.16%
Other interest
 bearing
 liabilities           22,418      8,880 152.47%   19,275     8,269  133.10%
Shareholder's
 equity                15,932     14,490   9.95%   15,662    14,356    9.10%

                                        Three Months      Year-to-Date
                                        Ending Jun 30     Ending Jun 30
           SELECTED RATIOS              2003     2002     2003     2002

Average equity to
 average assets                         9.11%   10.39%    9.22%   10.36%
Average net loans to
 average total assets                  78.04%   72.91%   77.62%   74.28%
Return on average assets                1.14%    0.79%    1.06%    0.70%
Return on average total equity         12.56%    7.56%   11.52%    6.79%
Book value per common share           $12.82   $11.75

SOURCE Cornerstone Bancshares, Inc.
Frank Hughes, President & Treasurer of
          Cornerstone Bancshares, Inc., +1-423-385-3009, or fax, +1-423-385-3100
          (CSBQ)